EXHIBIT 99.1

Dear Fellow Shareholder,

It is with pleasure that I present to you the first annual report of Hostopia.com Inc. In six years of running Hostopia, we have never been more excited about the opportunities available to us. Hostopia is in an enviable position as one of the North American leaders of wholesale web hosting, email and application services, with more than 330 customers that reach an addressable market of over 5,000,000 small and medium sized businesses.

In recent years, small businesses have become more dependent on the Internet to help them manage and run their business. No longer are small businesses simply logging onto the Internet to manage a basic website, or to use email. Today businesses need online software solutions to help them get the most out of their online presence. They need to create professional websites, online stores, manage relationships with their customers, send email via the web or smart phone, and collaborate online with fellow employees and customers. They want all of this on a single platform that is low cost, easy to use, and highly reliable. Hostopia is a leading provider of these services for telecommunication companies in Canada, the U.S., and the U.K.

During fiscal 2007, we successfully completed an initial public offering on the Toronto Stock Exchange with the goal of expanding our resources to ensure that we can meet the needs of our customers both in North America and overseas. Our customers require that we provide best of breed applications that are 1) in high demand by consumers, and 2) can increase revenue from their end-users. Website templates, high quality/low cost website design, advanced search engine optimization, enhanced e-commerce applications, collaborative email and mobile syncing are all services that we expect will not only enhance existing services but also add incremental revenue per end-user in fiscal 2008. Our recent acquisition of Nexthaus’ intellectual property assets, which included mobile synchronization software and technology, underscores how we intend to lead the market in product innovation. Today we host more than 2,000,000 email accounts and we are gaining momentum in this category by adding additional features such as the Nexthaus-based wireless synchronization of calendars and contacts for popular smart phones including Blackberry® and Palm® mobile devices.

We were very pleased with the continued momentum in our business by achieving our 28th consecutive quarter of revenue growth and our 12th consecutive quarter of profitability. Our fiscal 2007 financial highlights included revenue growth of 25% to $22.5 million, operating income of $2.5 million and net income of $1.9 million. We achieved the revenue increase primarily by growing the number of our customers’ collective end-users by 24% to over 260,000.

We intend to seek out high value investment opportunities, analyze each opportunity very carefully and complete purchases and acquisitions that meet strict criteria. By sticking to our acquisition discipline, while also continuing to organically grow our customers’ end-users and enhancing our Web services offering, we are confident we can deliver significant and continuing, profitable revenue growth. Our first quarter of fiscal 2008 saw the migration to our platform of more than 300,000 email accounts from a new U.S. customer and the commencement of one of the largest website migrations to our servers by British Telecom. We expect to see the revenue and profit benefits from this migration activity during the latter half of fiscal 2008.

I would like to thank Hostopia’s management team and every employee for their untiring efforts to grow this company profitably in 2007 and beyond.

/s/ Colin Campbell

Colin Campbell

Chief Executive Officer